Exhibit 11.2

Consent of Morison Cogen LLP

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated February 17, 2023 relating to the financial statements of Landa Financing, LLC, which comprise the balance sheet as of January 31, 2023 and the related statements of comprehensive income, changes in member’s equity, and cash flows for the period January 18, 2023 (date of inception) through January 31, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA

March 22, 2023